Exhibit 99.1

Novatel Wireless Appoints General John D. Wakelin to Board of Directors

SAN DIEGO – May 20, 2009 – Novatel Wireless Inc., (Nasdaq: NVTL) a leading provider of wireless broadband solutions, today announced its board of directors has appointed General John D. Wakelin (U.S. Army, Retired) to the board effective May 18, 2009.

“We are honored to welcome General Wakelin as a member of our board of directors,” said Peter Leparulo, chief executive officer for Novatel Wireless. “His distinguished career with Science Applications International Corporation (SAIC), extensive communications experience in the U.S. Army and broad industry knowledge of telecommunications will make him a valuable addition to our board.”

General Wakelin brings to Novatel Wireless a wealth of experience having worked in senior executive and business development roles at SAIC for the past 20 years, a Fortune 500 scientific, engineering, and technology applications company that uses its deep domain knowledge to solve problems of vital importance to the nation and the world, in national security, energy and the environment, critical infrastructure, and health. At SAIC, General Wakelin oversaw numerous programs in large scale computing, telecommunications systems, and complex enterprise software systems for the public and private sector.

He retired as Brigadier General for the Army where he served for 30 years in a number of roles, culminating in the Joint Staff as Deputy Director for Command Control and Communications for the Joint Chiefs of Staff under Presidents Reagan and Bush and as Deputy Commander for Research and Development for the U.S. Army Communications Electronics Command at Fort Monmouth, NJ. He is a specialist in communications and electronics and automated communications systems that span multiple communication links, including radio, wire, fiber optics, television and satellite systems.

Novatel Wireless Appoints General John D. Wakelin to Board of Directors	Page 2 of 2

General Wakelin is a graduate of the University of San Francisco earning a Bachelor of Science in Philosophy with extensive studies in Electronic Physics. Prior to deploying to Indonesia to install the nationwide lNDOCOM Program the Army assigned him to San Diego State University where he completed all graduate level course work in Social Psychology for the Army’s Foreign Area Officer Program. General Wakelin also attended the U.S. Army Command and General Staff College and National War College. He is a member of the Armed Forces Communications and Electronics Association and the Association of the United States Army.

ABOUT NOVATEL WIRELESS

Novatel Wireless, Inc. is a leader in the design and development of innovative wireless broadband access solutions based on 3G and 4G WCDMA (HSPA & UMTS), CDMA and GSM technologies. Novatel Wireless’ USB modems, embedded modules, Intelligent Mobile Hotspot products and software enable high-speed wireless Internet access on leading wireless data networks. The Company delivers specialized wireless solutions to carriers, distributors, OEMs and vertical markets worldwide. Headquartered in San Diego, California, Novatel Wireless is listed on NASDAQ: NVTL. For more information please visit www.novatelwireless.com. (NVTLG)

This release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995, as amended to date. These forward-looking statements involve risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements contained herein. These factors include risks relating to technological changes, new product introductions, continued acceptance of Novatel Wireless’ products and dependence on intellectual property rights. These factors, as well as other factors that could cause actual results to differ materially, are discussed in more detail in Novatel Wireless’ filings with the United States Securities and Exchange Commission (available at www.sec.gov) and other regulatory agencies.

(C) 2009 Novatel Wireless. All rights reserved. The Novatel Wireless name and logo are trademarks of Novatel Wireless, Inc. Other product or service names mentioned herein are the trademarks of their respective owners.

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Contacts:	Julie Cunningham, Investor Relations	Patty Z. Goodwin, Public Relations
	Novatel Wireless	Novatel Wireless
	(858) 431-3711	(858) 431-3726
	ir@nvtl.com	pr@nvtl.com